Exhibit 99.1

Investor Update - September 8, 2020

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our consolidated operations such as capacity, total revenue and certain liquidity metrics. Please see the cautionary statement under “Forward-Looking Information.”

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2019, the Company's Quarterly Report on Form 10-Q for the year ended June 30, 2020, as well as in other documents filed by the Company with the SEC after the date thereof. Some of these risks include the risks associated with contagious illnesses and contagion, such as COVID-19, general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, changes in laws and regulations, and risks inherent in the achievement of anticipated synergies and the timing thereof in connection with the acquisition of Virgin America. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance, or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED

This investor update provides information about recent developments and performance trends for Alaska Air Group (Air Group) and subsidiaries Alaska Airlines (Alaska) and Horizon Air (Horizon).

Capacity Updates
The public health and economic crises resulting from the outbreak of COVID-19 has had an unprecedented impact on our business. We are uncertain what shape the recovery will take, and we are continuously monitoring trends in demand to determine our capacity decisions as the situation unfolds. At this time, our planning assumptions are for our third quarter capacity to be down approximately 55%.

The table below summarizes recent results and our current preliminary expectations for September.

	June 2020	July 2020	August 2020	Expected September 2020(a)
Revenue passengers (000s)	887	1,137	1,245	~ 1,150-1,250
Revenue passengers year-over-year	Down 79%	Down 74%	Down 71%	Down 65-70%
ASMs year-over-year	Down 68%	Down 63%	Down 51%	Down ~ 50%
Passenger load factor	52%	54%	46%	~ 40-45%
Total revenue year-over-year	Down 75%	Down 73%	Down 72%	Down ~ 70-75%

(a) Based on current expectations but no assurance can be given that such expectations will be achieved.
Liquidity Updates

August cash burn was approximately $80 million, which was lower than cash burn in July, primarily due to improved ticket sales. We expect September cash burn will be approximately $150 million. Increased burn from August to September is primarily due to higher scheduled debt service payments and increased costs associated with recent increases to capacity. Our September cash burn estimate assumes that demand levels remain consistent with August. Our cash burn measurement includes all operating cash receipts and disbursements, such as cash from bookings net of refunds, other operational cash in (loyalty, cargo, etc.), plus investment earnings, offset by all cash expenditures including debt service and capital expenditures. Cash burn excludes financing raised or payroll support funding.

As of September 8, 2020, Air Group had cash and short-term investments of approximately $3.6 billion, which excludes any cash and short-term investments held at McGee and ASA Assurance, Inc. This balance includes a onetime advanced payment of $50 million dollars received in August from a vendor. This one time payment is excluded in our monthly cash burn estimation referred to above.